Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
eASIC Japan Co. Ltd.	Japan
eASIC Limited	Bermuda
eASIC Corporation SRL	Romania
eASIC (M) SDN. BHD.	Malaysia